Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “EXPERTS” in the accompanying Registration Statement on Form SB-2 and to the use of our report, dated January 23, 2007, except for Note 15, as to which the date is May 18, 2007, on the consolidated balance sheet of Kesselring Corporation as of September 30, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended September 30, 2006 and the period from the Company’s inception (January 14, 2005) to September 30, 2005. We also consent to the use of our report dated January 23, 2007 on the statements of operations, stockholders’ equity and cash flow of Kesselring Restoration Corporation, Inc. (the “Predecessor”) for the period from October 1, 2004 to January 13, 2005.

By:	/s/ Lougheed & Company LLC
Lougheed & Company LLC
Tampa, Florida June 15, 2007